EXHIBIT 10.1

                                             December 10, 1999




Gary D. Halbert, President
ProFutures Special Equities Fund, L.P.
1310 Highway 620 South, Suite 200
Austin, Texas 78734

          Re:  Termination of Private Securities Subscription Agreement
               --------------------------------------------------------

Dear Mr. Halbert:

         Reference is made to the Private Securities Subscription Agreement between ProFutures Special Equities Fund, L.P. (the "Investor") and NUWAVE Technologies, Inc. (the "Company"), dated as of February 6, 1998 (the "Subscription Agreement"), whereby the Company issued and sold to the Investor and the Investor purchased shares of the Company's common stock, par value $.01 per share (the "Common Stock") for an aggregate purchase price of $1,000,000 as an initial investment, and also received warrants ("the "Warrants") for the purchase of 100,000 shares of Common Stock. The Subscription Agreement also provides for the Company to issue and sell to the Investor, and the Investor to purchase, up to an additional $5,000,000 of the Common Stock (the "Puts"), upon the giving of certain notices. The Investor and the Company have decided to terminate the Subscription Agreement and the related Registration Rights Agreement (the "Registration Agreement"). This letter sets out the agreement between the Investor and the Company regarding the termination of the Subscription Agreement and the Registration Agreement.

         All capitalized terms not otherwise defined in this letter shall have the same meanings as in the Subscription Agreement.

         1.   Termination. The Investor and the Company agree that as of the
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20th day of December, 1999 (the "Termination Date"), (i) the Subscription
Agreement shall be terminated and be of no further effect, and the Investor and the Company shall have no obligation to proceed with the Puts or any other transaction thereunder and (ii) the Registration Agreement shall be terminated and be under no further force or effect. The Investor hereby acknowledges that, from and after the Termination Date, the Company has no obligations to the Investor, monetarily or otherwise, arising out of, under, or relating to the Subscription Agreement or the Registration Agreement, except to the extent specifically provided for herein.

         2.   Termination of Investment Obligations.
              --------------------------------------

              2.1  The Puts. The Company agrees that it will not make a Put by
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delivery of a Put Notice, as described in Section 2.1(b) of the Subscription
Agreement and the Investor agrees that it will waive the provisions of Section 2.1(c) of the Subscription Agreement regarding the minimum aggregate amount of Put Shares to have been issued and sold by the Company to the Investor during the Commitment Period.

              2.2  The Warrants. The Investor agrees that, on or before the
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Termination Date, it will return the certificates for the Warrants delivered to the Investor by the Company pursuant to Sections 2.5 and 2.6 of the Subscription Agreement. The Investor represents that it is the record and beneficial owner of the Warrants.

         3.   Mutual Release. In consideration of the mutual termination of the
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Subscription Agreement and other good and valuable consideration, receipt of which is acknowledged, the Investor, on behalf of itself, and its partners, affiliates, attorneys and their successors and assigns hereby releases and forever discharges the Company, and its directors, shareholders, affiliates, employees and agents and their successors, assigns, heirs and administrators (such persons the "Releasees"), from all actions, causes, of action, claims and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise related to or arising out of the Subscription Agreement and the Registration Agreement and any and all fees and expenses relating thereto, which against the Company and its Releasees, the Investors ever had, now have or hereafter may have, by reason of any matter, cause or thing whatsoever. In consideration of the foregoing, the Company hereby releases and forever discharges the Investor and its respective releasees (as defined above) to the same extent that the Investor is releasing and discharging the Company and the Company's Releasees pursuant to the immediately preceding sentence.

         4.   Representations. Each of the Company and the Investor represent
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to the other that its execution, delivery and performance of this letter agreement has been duly authorized by any necessary action, and does not violate or cause a breach under any of its charter documents or any agreement to which it may be subject or otherwise bound.

         5.   Miscellaneous.
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              5.1  Governing Law. This letter agreement will be deemed to have
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been made in the State of New Jersey and will be interpreted, construed and enforced pursuant to the laws of the State of New Jersey.

              5.2  Severability. Should any provision of this letter agreement
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be declared or determined by a court to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby and said illegal, invalid or unenforceable part, term, or provision will be deemed not to be a part of this letter agreement.

              5.3  Entire Agreement. This letter agreement sets forth the
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entire understanding between the Investor and the Company, fully supersedes any and all prior agreements or understandings between the Investor and the Company pertaining to the subject matter hereof, and may not be modified orally. This letter agreement may not be amended, modified or terminated except by a writing executed by the parties hereto.

              5.4  Counterparts. This letter agreement may be executed in
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counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

         Please acknowledge your agreement to the matters in this letter by signing and returning the duplicative original; you may retain the original for your files.

                                             Very truly yours,



                                             /s/ Jeremiah F. O'Brien
                                             ------------------------------
                                             Jeremiah F. O'Brien,
                                             Chief Financial Officer



AGREED TO THIS 20th DAY OF
DECEMBER, 1999

PROFUTURES SPECIAL EQUITIES FUND, L.P.



/s/ Gary D. Halbert
----------------------------
By:     Gary D. Halbert
Title:  President
        ProFutures Fund Management, Inc.
        Its Liquidating Trustee